Exhibit 99.1

TICC Announces Closing of CLO Transaction

GREENWICH, CT – 08/23/2012 – TICC Capital Corp. (NasdaqGS: TICC) announced today that on August 23, 2012 it closed a $160 million collateralized loan obligation (CLO) transaction. The secured and subordinated notes of the CLO were issued by a newly formed special purpose vehicle that is a wholly-owned subsidiary of TICC. TICC presently owns all of the subordinated notes and $3.0 million of the class D-1 notes issued in the CLO transaction. The secured notes have an aggregate face amount of $120 million and were issued in four classes. The class A-1 notes have an initial face amount of $88 million, are rated AAA(sf)/Aaa(sf) by Standard & Poor’s Ratings Services (S&P) and Moody’s Investors Service, Inc. (Moody’s), respectively, and bear interest at three-month LIBOR plus 1.75%. The class B-1 notes have an initial face amount of $10 million, are rated AA(sf)/Aa2(sf) by S&P and Moody’s, respectively, and bear interest at three-month LIBOR plus 3.50%. The class C-1 notes have an initial face amount of $11.5 million, are rated A(sf)/A2(sf) by S&P and Moody’s, respectively, and bear interest at three-month LIBOR plus 4.75%. The class D-1 notes have an initial face amount of $10.5 million, are rated BBB(sf)/Baa2(sf) by S&P and Moody’s, respectively, and bear interest at three-month LIBOR plus 5.75%. The secured notes have a stated maturity date of August 25, 2023 and are subject to a two year non-call period. The CLO has a four year reinvestment period.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state “blue sky” laws and may not be offered, sold or otherwise transferred in the United States absent registration or an applicable exemption from registration.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.